UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2025

American Strategic Investment Co.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Bellevue Ave, Newport, Rhode Island 02840
(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange
Class A Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On September 8, 2025, ARC NYC1140SIXTH, LLC (the “Borrower”), a subsidiary of the American Strategic Investment Co. (the “Company”), Wilmington Trust, National Association, as trustee for the benefit of the Lenders (as defined below) (“Wilmington Trust”), and New York City Operating Partnership, L.P. (the “Guarantor”), a subsidiary of the Company through which the Company operates substantially all of its business, entered into a settlement agreement (the “Settlement Agreement”), regarding that certain loan agreement (the “Loan Agreement”), with Ladder Capital Finance I LLC and Series TRS of Ladder Capital Finance I LLC, as lenders, related to a loan in the principal amount of $99.0 million (the “Loan”). The Loan is evidenced by various promissory notes (the “Notes” and the holders of the Notes, collectively, the “Lender”) and secured by a non-recourse mortgage on the Company’s 1140 Avenue of the Americas property (the “Property”). As previously disclosed, after providing the Borrower certain notices of default and a notice of acceleration with respect to its obligations under the Loan Agreement, during June and July 2025, Wilmington Trust, acting on behalf of the Lender, filed a complaint and a motion in the Supreme Court of the State of New York (the “Court”), naming the Borrower and Guarantor as defendants and seeking among other things, foreclosure of the property and appointment of a receiver (the “Foreclosure Action”).

Under the Settlement Agreement, the Borrower agreed to execute and deliver within 60 days of the Settlement Agreement’s execution (i) a stipulation consenting to entry of order appointing receiver consenting to the Court’s immediate appointment of a receiver in the Foreclosure Action and (ii) a stipulation consenting to entry of judgment of foreclosure and sale consenting to the Court’s immediate entry of a final judgment of foreclosure in the Foreclosure Action, which contemplates the Property will be sold by public auction. The Borrower and Guarantor agreed in the Settlement Agreement to cooperate with Wilmington Trust in effecting a smooth and efficient transition of possession and operation of the Property to Wilmington Trust (or the receiver, as applicable). Effective upon the disposition of the Property in the Foreclosure Action, the parties to the Settlement Agreement agreed the Borrower and Guarantor would be released from their respective obligations under: (i) the Loan Agreement, (ii) the Notes, (iii) that certain leasehold mortgage and agreement of consolidation and modification of leaseholder mortgage, assignment of leases and rents, and security agreement by the Borrower in favor of the Lender (the “Mortgage”) with respect to the Property, (iv) that certain guaranty of recourse obligations by the Guarantor in favor of the Lender (the “Guaranty Agreement”), (v) that certain environmental indemnity agreement by the Borrower in favor of the Lender (the “Environmental Indemnity” and, together with the Loan Agreement, Notes, Mortgage and Guaranty Agreement, the ”Loan Documents”), effectively terminating such agreements. In addition, effective as of the 91st day following the issuance by the referee of a deed in the Foreclosure Action or other disposition of the Property, the parties agreed in the Settlement Agreement to release any and all grievances, disputes, controversies, difference and claims that exist or may exist between them arising out of or relating to the Loan Documents, effectively terminating such agreements; provided, however, that the foregoing does not apply to any obligations, representation, warranty or covenant of the Borrower or Guarantor relating to the Environmental Indemnity or the environmental condition of the property.

On September 11, 2025, following submission of the stipulation consenting to entry of order appointing receiver, the Court approved such order appointing a temporary receiver for the Property in the Foreclosure Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Strategic Investment Co.

Date: September 12, 2025	By:	/s/ Michael LeSanto
Michael LeSanto
Chief Financial Officer